Exhibit 99.1

Rocket Companies Announces Second Quarter 2026 Results

•Generated Q2'26 total revenue, net of $2.78 billion and adjusted revenue of $2.76 billion.
•Reported Q2'26 GAAP net income of $229 million and adjusted net income of $441 million.
•Delivered Q2'26 adjusted EBITDA of $766 million.

DETROIT, August 6, 2026 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), the Detroit-based homeownership platform company including mortgage, real estate, title and personal finance businesses, today announced results for the second quarter ended June 30, 2026.

“Rocket reached record levels of purchase and refinance market share in one of the toughest spring housing markets in years, while delivering our most profitable quarter in four years,” said Varun Krishna, CEO and Director of Rocket Companies. “We've spent the last several years building a fundamentally different company. Home search, origination and servicing now reinforce one another, with AI making every interaction smarter. Markets change. Systems endure.”

Second Quarter 2026 Financial Summary (1)

($ in millions, except per share amounts)

	Q2-26	Q2-25	YTD 26	YTD 25
	(Unaudited)		(Unaudited)
Total revenue, net	$2,784	$1,451	$5,725	$2,553
Total expenses	$2,503	$1,427	$5,044	$2,751
GAAP net income (loss)	$229	$34	$526	$(178)

Adjusted revenue	$2,761	$1,431	$5,583	$2,792
Adjusted net income	$441	$75	$863	$155
Adjusted EBITDA	$766	$172	$1,504	$342

GAAP diluted earnings (loss) per share	$0.08	$(0.01)	$0.19	$(0.08)
Adjusted diluted earnings per share	$0.16	$0.04	$0.30	$0.08

(1) "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures throughout this document may not foot due to rounding.

Second Quarter 2026 Financial Highlights

During the second quarter of 2026:

•Generated total revenue, net of $2.78 billion and net income of $229 million. Generated total adjusted revenue of $2.76 billion and adjusted net income of $441 million.

•Excluding correspondent, generated $36.9 billion in net rate lock volume, $39.2 billion in closed mortgage loan origination volume and gain on sale margin was 3.11%. Direct to Consumer generated $26.0 billion in net rate lock volume and $28.1 billion in closed mortgage loan origination volume. Direct to Consumer gain on sale margin was 4.13%. Rocket Pro generated $10.9 billion in net rate lock volume and $11.1 billion in closed mortgage loan origination volume. Rocket Pro gain on sale margin was 0.69%, driven by investments in the Compass partnership to attract new partners to Rocket.

•Generated $47.0 billion in total net rate lock volume and $49.1 billion in total closed mortgage loan origination volume. Total gain on sale margin was 2.48%. Correspondent generated $10.2 billion in net rate lock volume and $10.0 billion in closed mortgage loan origination volume. Correspondent gain on sale margin was 0.19%.

•Total liquidity was $11.2 billion as of June 30, 2026, which includes $3.1 billion of cash and cash equivalents on the balance sheet, $2.3 billion of undrawn lines of credit, and $5.8 billion of undrawn available MSR and advance lines of credit.

•Total servicing portfolio unpaid principal balance was $2.0 trillion or 9.1 million loans serviced as of June 30, 2026, reinforcing the potential to drive significant recapture opportunity from the industry's largest portfolio. During Q2'26, Mortgage servicing rights ("MSR") sales totaled $53 billion of UPB, generating $795 million of cash proceeds. We retained subservicing and recapture services on nearly 80% of the MSRs sold.

Company Highlights

•Purchase and refinance quarterly market share reached record levels in Q2. Purchase market share increased to 6.2% from 5.5% in Q4 2025, and refinance market share increased to 14.3% from 12.2% over the same period, reflecting the strength of Rocket’s ecosystem, distribution network and platform.

•Rocket Mortgage completed one of the largest servicing migrations in industry history. With all servicing clients now on a single platform, Rocket has a unified client foundation to drive servicing efficiency, strengthen recapture and deepen long-term client engagement.

•In Q2, legacy Mr. Cooper recapture rates reached another record level, driven by Rocket’s commitment to client service, powerful brand, deep client insights, and technology platform. Recapture from our servicing portfolio represents significant opportunity for future origination volume.

•Rocket Mortgage became the nation’s #1 home equity lender — the first independent mortgage company to lead the category. Since launching its home equity loan product in mid-2022, Rocket has helped more than 250,000 homeowners access over $24 billion in equity.

•In May, Rocket Mortgage and Redfin, our digital real estate brokerage and home search platform, expanded the Preferred Pricing offer. Eligible Rocket servicing clients can save up to $20,000 when they buy and sell with a Redfin agent and finance through Rocket Mortgage.

•In June, Redfin doubled mortgage leads year over year and reached record highs for mortgage attach rates. This was driven by rapid product development to integrate the Rocket and Redfin experience, proprietary models to lift conversion, and compelling offers such as our expanded Preferred Pricing offer.

•In Q2, we enhanced AI-powered loan officer tools to improve client prioritization, conversion and productivity. Built on years of proprietary data, the tools score and reprioritize loan officer pipelines multiple times per day to drive optimal matching and conversion. Loan officers using these tools are handling nearly 40% more clients, compared to one year prior.

•In Q2, we scaled our AI Voice platform across servicing operations, improving both efficiency and the client experience. Within three months of launch, AI Voice handled more than 1 million inbound calls. More than 50% of those calls would otherwise have required assistance from servicing team members, while task resolution was nearly 25% faster than traditional Interactive Voice Response ("IVR") methods and client satisfaction reached 4.5 out of 5.

•Rocket Pro, our wholesale mortgage broker channel, expanded its “Power Play” initiative to help broker partners win in the purchase market with greater speed, certainty and competitiveness. Enhancements included same-business-day conditional approvals, a 12-business-day clear-to-close commitment on eligible purchase loans, and continued Compass pricing incentives. Through the Compass partnership, Rocket Pro partners originated more than $2 billion in net rate lock volume since inception.

•Rocket Pro partners adopted Jupiter, our new loan origination system for mortgage broker partners, and Navigate AI at record levels in Q2. Partners who adopt these tools are growing applications and closings at five times the pace of those who do not.

•Rocket Loans, our personal loans business, nearly doubled volume year over year in the first half of 2026 and reached record-high monthly volume in June. More than half of those loans were to Rocket servicing clients, underscoring the unique power of the Rocket platform.

•On June 9, Rocket Companies issued $1.5 billion of senior notes, including $900 million of 6.125% senior notes due 2031 and $600 million of 6.500% senior notes due 2034. The proceeds were used to redeem outstanding senior notes and repay other existing debt. The offering was more than seven times oversubscribed and was upsized to $1.5 billion from the originally announced $1.2 billion.

•Rocket Companies held its eighth and final annual Rocket Classic event from July 30 to August 2, 2026 at the Detroit Golf Club. Since 2019, the Rocket Classic has raised approximately $10 million for local charitable organizations, including over $6 million for its Changing The Course initiative, which helps Detroit residents access high-speed internet, digital devices and digital literacy training.

•The Rocket Community Fund announced a $4.5 million legacy gift to extend Rocket Classic’s impact. The gift includes $3.5 million to bring affordable, high-speed internet to up to 2,400 households and 6,000 residents in Detroit public housing communities through partnerships with DigitalC and the Detroit Housing Commission, and $1 million to establish the Own the Dream Youth Scholarship Fund for Detroit students pursuing college and post-secondary education.

•In May 2026, Rocket Community Fund, a partner company, helped 170 Detroit families become homeowners through the Make It Home program. The program supports residents at risk of displacement after landlords fail to pay property taxes by acquiring tax-foreclosed homes before auction and reselling them to occupants through affordable payment plans.

Third Quarter 2026 Outlook (2)

In Q3 2026, we expect adjusted revenue between $2.5 billion to $2.7 billion.

(2) Please see the section of this document titled “Non-GAAP Financial Measures” for more information.

Segments

Beginning in the second quarter of 2026, the Company is reporting one segment, Mortgage. The tables below reflect the new segment reporting structure, with prior-period information recast for comparability.

Mortgage

The Mortgage segment includes our mortgage origination, servicing, title, closing and appraisal businesses, supporting clients throughout their homeownership journey. Our origination and servicing businesses are connected by our recapture engine, which extends client relationships beyond origination and creates opportunities to recapture clients’ future refinance and purchase transactions. Personal finance and real estate services are included in All Other and excluded from the Mortgage segment.

Mortgage segment revenue is comprised of gain on sale revenue, servicing fee income, changes in the fair value of MSRs, interest income, title and closing fees, and appraisal fees. Gain on sale revenue includes components related to the origination and sale of mortgage loans. Servicing fee income consists of contractual fees earned for servicing and subservicing loans, as well as ancillary servicing fees. Changes in the fair value of MSRs reflect changes in valuation assumptions and the realization of cash flows. Interest income includes deposit income earned on cash deposits, including custodial deposits associated with the servicing portfolio, as well as interest earned on mortgage loans held for sale. Title, closing and appraisal fees include fees generated by those services.

MORTGAGE (3)
($ in millions)

	Q2-26	Q2-25	YTD 26	YTD 25
Total revenue, net	$2,274	$1,269	$4,796	$2,206
Adjusted revenue	$2,251	$1,249	$4,654	$2,445
Contribution margin	$1,174	$450	$2,434	$915

(3) We measure the performance of our Mortgage segment primarily on a Contribution margin basis. Contribution margin is intended to measure the direct profitability of the segment and is calculated as Adjusted revenue less directly attributable expenses. Adjusted revenue is a non-GAAP financial measure described below. Directly attributable expenses include Salaries, commissions and team member benefits, General and administrative expenses, Marketing and advertising expenses, Interest expense and Other expenses, such as mortgage servicing related expenses and expenses generated from Rocket Close (title and settlement services). See "Segments" footnote in the "Notes to Unaudited Condensed Consolidated Financial Statements" in the Company's forthcoming filing on Form 10-Q for more information.

Balance Sheet and Liquidity

Total available cash and cash equivalents on our balance sheet was $3.1 billion as of June 30, 2026.

Additionally, we have access to $2.3 billion of undrawn lines of credit, and $5.8 billion of undrawn available MSR and advance lines of credit, for a total liquidity position of $11.2 billion as of June 30, 2026.

BALANCE SHEET HIGHLIGHTS
($ in millions)

	June 30, 2026	December 31, 2025
	(Unaudited)
Cash and cash equivalents	$3,103	$2,696
Mortgage servicing rights, at fair value	18,905	19,442
Secured financing	16,639	17,936
Unsecured financing, net	10,772	10,423
Total equity	23,546	22,898

Second Quarter Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on August 6, 2026 to discuss its results for the quarter ended June 30, 2026. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event.

Condensed Consolidated Statements of Income (Loss)
($ In Millions, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of originated MSRs, net	$446	$473	$1,134	$980
Fair value of originated MSRs	759	343	1,447	608
Gain on sale of loans, net	1,205	816	2,581	1,588
Loan servicing income
Servicing fee income	1,066	401	2,149	802
Change in fair value of MSRs, net	(616)	(199)	(1,101)	(648)
Loan servicing income, net	450	202	1,048	154
Interest income (1)	583	237	1,090	438
Other income (1)	546	196	1,006	373
Total revenue, net (1)	2,784	1,451	5,725	2,553
Expenses
Salaries, commissions and team member benefits	1,050	623	2,129	1,233
General and administrative expenses	568	287	1,103	548
Marketing and advertising expenses	291	276	636	552
Interest expense (1)	374	155	723	264
Depreciation and amortization	145	27	291	54
Other expenses (1)	75	59	162	100
Total expenses (1)	2,503	1,427	5,044	2,751
Income (loss) before income taxes	281	24	681	(198)
(Provision for) benefit from income taxes	(52)	10	(155)	20
Net income (loss)	229	34	526	(178)
Net loss (income) attributable to non-controlling interest	1	(36)	1	166
Net income (loss) attributable to Rocket Companies	$230	$(2)	$527	$(12)

Earnings (loss) per share of Participating Common Stock
Basic	$0.08	$(0.01)	$0.19	$(0.08)
Diluted	$0.08	$(0.01)	$0.19	$(0.08)

Weighted average shares outstanding
Basic	2,836,345,108	171,438,105	2,832,422,032	159,643,228
Diluted	2,843,538,118	171,438,105	2,843,996,649	159,643,228

(1)    Beginning first quarter of 2026, we reclassified certain interest-related activity within the Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). These reclassifications have no impact on previously reported consolidated net income, financial position, or cash flows. Prior period amounts that are impacted have been reclassified to conform to the current presentation. Specifically, Interest income, net was retitled to Interest income and Interest and amortization expense on non-funding debt was retitled to Interest expense. Consistent with this revised presentation, Interest expense on funding facilities, which had historically been presented as a contra-revenue component of Interest income, net, was reclassified to Interest expense. Additionally, deposit income primarily related to custodial deposits was reclassified from Other income to Interest income, and certain other interest expense was reclassified from Other expenses to Interest expense.

Condensed Consolidated Balance Sheets
($ In Millions)

	June 30, 2026	December 31, 2025
Assets	(Unaudited)
Cash and cash equivalents	$3,103	$2,696
Mortgage loans held for sale, at fair value	15,548	15,471
Derivative assets, at fair value	490	360
Mortgage servicing rights (“MSRs”), at fair value	18,905	19,442
Advance receivables, net of reserves and discount	1,542	2,040
Property and equipment, net	277	260
Loans subject to repurchase right from Ginnie Mae	5,768	5,125
Intangible assets, net	1,995	2,224
Goodwill	10,611	10,611
Other assets	2,738	2,456
Total assets	$60,977	$60,685
Liabilities and equity
Liabilities
Secured financing	16,639	17,936
Unsecured financing, net	10,772	10,423
Derivative liabilities, at fair value	85	145
Loans subject to repurchase right from Ginnie Mae	5,768	5,125
Accounts payable and other liabilities	4,167	4,158
Total liabilities	$37,431	$37,787
Equity
Additional paid-in capital	22,894	22,774
Retained earnings	651	124
Non-controlling interest	1	—
Total equity	23,546	22,898
Total liabilities and equity	$60,977	$60,685

Summary Segment Results for the Three and Six Months Ended June 30, 2026 and 2025
($ in millions)
(Unaudited)

Three months ended June 30, 2026	Mortgage	All Other (1)	Total Consolidated Company
Total revenue, net	$2,274	$510	$2,784
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges)	(23)	—	(23)
Adjusted revenue	2,251	510	2,761
Directly attributable expenses	1,077	329
Contribution margin	$1,174	$181

Three months ended June 30, 2025	Mortgage	All Other (1)	Total Consolidated Company
Total revenue, net	$1,269	$182	$1,451
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges)	(20)	—	(20)
Adjusted revenue	1,249	182	1,431
Directly attributable expenses	799	112
Contribution margin	$450	$70

Six months ended June 30, 2026	Mortgage	All Other (1)	Total Consolidated Company
Total revenue, net	$4,796	$929	$5,725
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges)	(142)	—	(142)
Adjusted revenue	4,654	929	5,583
Directly attributable expenses	2,220	640
Contribution margin	$2,434	$289

Six months ended June 30, 2025	Mortgage	All Other (1)	Total Consolidated Company
Total revenue, net	$2,206	$347	$2,553
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges)	239	—	239
Adjusted revenue	2,445	347	2,792
Directly attributable expenses	1,530	239
Contribution margin	$915	$108
(1)    All other operating segments of the Company, which primarily include real estate services and personal finance, did not meet the quantitative thresholds for separate segment reporting, and accordingly, have been combined into the “All Other” category. All Other revenue is primarily comprised of Redfin commission-based brokerage revenue and real estate network referral fees, Rocket Money subscription revenue and other service-based fees, as well as Rocket Loans personal loan interest earned and other income.

GAAP to Non-GAAP Reconciliations

Adjusted Revenue Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Total revenue, net	$2,784	$1,451	$5,725	$2,553
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges) (1)	(23)	(20)	(142)	239
Adjusted revenue	$2,761	$1,431	$5,583	$2,792
(1)    Reflects changes in market interest rates and assumptions, including option adjusted spread ("OAS") and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

Adjusted Net Income Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Rocket Companies	$230	$(2)	$527	$(12)
Net income (loss) impact from pro forma conversion of Class D common shares to Class A common shares (1)	—	36	—	(166)
Adjustment to income taxes (2)	(21)	(15)	(20)	28
Tax-effected Net income (loss)	$209	$19	$507	$(150)
Share-based compensation expense	90	52	178	92
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges) (3)	(23)	(20)	(142)	239
Acquisition-related expenses (4)	99	35	178	63
Amortization of acquired intangible assets (5)	112	—	225	—
Litigation accrual (6)	28	—	28	—
Tax impact of adjustments (7)	(80)	(20)	(122)	(99)
Other adjustments (8)	6	9	11	10
Adjusted net income	$441	$75	$863	$155
(1)    Reflects net income (loss) to Class A common shares from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders during the periods ended June 30, 2025. Class D common shares were surrendered and retired on June 30, 2025, the date the Up-C Collapse was effectuated.

(2)     Rocket Companies is subject to U.S. Federal income taxes, in addition to state, local and foreign taxes with respect to its allocable share of any net taxable income or loss of Rocket Limited Partnership ("Holdings LP"). The Adjustment to income taxes reflects the difference between (a) the income tax computed using the effective tax rates below applied to the Income (loss) before income taxes based upon Rocket Companies, Inc. owning 100% of the non-voting common interest units of Holdings LP for the periods presented and (b) the Provision for (benefit from) income taxes for the periods presented. The effective income tax rate was 25.60% for the three and six months ended June 30, 2026, and 21.39% and 24.68% for the three and six months ended June 30, 2025, respectively.

(3)    Reflects changes in market interest rates and assumptions, including OAS and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

(4)    Primarily consists of transaction costs associated with the Redfin Acquisition and the Mr. Cooper Acquisition (together, "the Acquisitions") and Up-C Collapse, such as professional service fees (including integration costs), and severance expense.

(5)    Reflects amortization of intangible assets related to the Acquisitions.

(6)    Reflects litigation accrual related to a specific legal matter recorded in 2026.

(7)    Tax impact of adjustments gives effect to the income tax related to Share-based compensation expense, Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges), Acquisition-related expenses, Amortization of acquired intangible assets, Litigation accrual and certain Other adjustments, at the effective tax rates for each period.

(8)    Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the historical purchases of Holdings Units, net of payment obligations under the TRA and change in equity investments.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation
($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Diluted weighted average Participating Common Stock outstanding	2,843,538,118	171,438,105	2,843,996,649	159,643,228
Assumed pro forma conversion of Class D shares (1)	—	1,828,562,126	—	1,838,664,679
Adjusted diluted weighted average shares outstanding	2,843,538,118	2,000,000,231	2,843,996,649	1,998,307,907

Adjusted net income	$441	$75	$863	$155
Adjusted diluted earnings per share	$0.16	$0.04	$0.30	$0.08
(1)    Reflects the pro forma exchange and conversion of anti-dilutive Class D common shares to Class A common shares. For the three and six months ended June 30, 2025, Class D common shares were anti-dilutive and are excluded from the Diluted weighted average Participating Common Stock outstanding in the table above. Class D common shares were surrendered and retired on June 30, 2025, the date the Up-C Collapse was effectuated.

Adjusted EBITDA Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net income (loss)	$229	$34	$526	$(178)
Bond interest expense (1)	142	45	281	84
Provision for (benefit from) income taxes	52	(10)	155	(20)
Depreciation and amortization (2)	33	28	66	54
Share-based compensation expense	90	52	178	92
Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges) (3)	(23)	(20)	(142)	239
Acquisition-related expenses (4)	99	35	178	63
Amortization of acquired intangible assets (5)	112	—	225	—
Litigation accrual (6)	28	—	28	—
Other adjustments (7)	4	8	9	8
Adjusted EBITDA	$766	$172	$1,504	$342

(1)    Bond interest expense reflects interest incurred on the Company's Senior Notes, recognized within Interest expense on the Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

(2)    The three and six months ended June 30, 2026 exclude the impact of amortization of acquired intangible assets, which is included as a separate adjustment line.

(3)    Reflects changes in market interest rates and assumptions, including OAS and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

(4)    Primarily consists of transaction costs associated with the Acquisitions and Up-C Collapse, such as professional service fees (including integration costs), and severance expense.

(5)    Reflects amortization of intangible assets related to the Acquisitions.

(6)    Reflects litigation accrual related to a specific legal matter recorded in 2026.

(7)    Reflects change in equity investments, as well as changes in estimates of tax rates and other variables of the Tax receivable agreement liability.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted revenue, Adjusted net income, Adjusted diluted earnings per share and Adjusted EBITDA as non-GAAP measures which management believes provide useful information to investors. We believe the presentation of our non-GAAP financial measures provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. Our non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for Total revenue, net, Net income (loss), or any other operating performance measure calculated in accordance with GAAP. Other companies may define non-GAAP financial measures differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies. Our non-GAAP financial measures provide indicators of performance that are not affected by fluctuations in certain costs or other items.

We define “Adjusted revenue” as Total revenue, net of the Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges). We define “Adjusted net income” as Tax-effected Net income (loss) before Share-based compensation expense, the Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges), Acquisition-related expenses, Amortization of acquired intangible assets, Litigation accrual, Other adjustments and Tax impact of adjustments as applicable. We define “Adjusted diluted earnings per share” as Adjusted net income divided by the Adjusted diluted weighted average shares outstanding which includes Diluted weighted average Participating Common Stock outstanding and the Assumed pro forma conversion of Class D shares for the applicable period presented. We define “Adjusted EBITDA” as Net income (loss) before Bond interest expense, Provision for (benefit from) income taxes, Depreciation and amortization, Share-based compensation expense, Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges), Acquisition-related expenses, Amortization of acquired intangible assets, Litigation accrual and Other adjustments.

We exclude from each of our non-GAAP financial measures the Change in fair value of MSRs and related liabilities due to valuation assumptions (net of hedges), as this represents a non-cash non-realized adjustment to our Total revenue, net, reflecting changes in market interest rates and assumptions, including OAS and prepayment speeds, which are not indicative of our performance or results of operation. We also exclude gains or losses on sales of MSRs during the period and effects of contractual prepayment protection associated with sales of MSRs. Further, we exclude the Amortization of acquired intangible assets from Adjusted net income and Adjusted EBITDA. The intangible assets related to the Acquisitions were recorded as part of purchase accounting and the related amortization recorded over their useful lives represents a fixed non-cash expense that is not indicative of our ongoing performance or results of operations. Adjusted EBITDA includes interest expense on secured financing which is recorded as a component of Interest expense, as these expenses are a direct cost driven by loan origination volume. By contrast, Bond interest expense is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

In determining our non-GAAP provision for income taxes, which can differ significantly from our GAAP provision for income taxes, we apply a long-term projected non-GAAP tax rate that excludes certain significant, non-recurring and period-specific income tax effects, such as changes in judgment or estimates of tax matters related to prior years, changes in the valuation allowance related to deferred tax assets, changes in tax laws, and changes to our business structure including impacts from business combinations. The application of a long-term non-GAAP tax rate helps us assess the core profitability of our business operations and compare to our historical operating results. In arriving at the long-term non-GAAP tax rate used in fiscal year 2026, we evaluated our structure after the Up-C Collapse in 2025 and projections and currently available information for fiscal year 2026 through 2028. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above including tax impacts related to nondeductible executive equity compensation. Additionally, we considered our current operating structure and other factors such as our existing and potential tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. The projected long-term non-GAAP tax rate could be subject to change for several reasons, including significant changes in our geographic earnings mix or in application of tax laws in major jurisdictions in which we operate. As such, we periodically re-evaluate the appropriateness of the long-term non-GAAP tax rate and may adjust for significant changes.

Our definitions of each of our non-GAAP financial measures allow us to add back certain cash and non-cash expenses, and deduct certain gains that are included in calculating Total revenue, net, Net income (loss) attributable to Rocket Companies or Net income (loss). However, these expenses and gains vary greatly, and are difficult to predict. From time to time in the future, we may include or exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Our non-GAAP financial measures can represent the effect of long-term strategies as opposed to short-term results. Our presentation of our non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, our non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Limitations to our non-GAAP financial measures included, but are not limited to: they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted revenue, Adjusted net income (loss) and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and they are not adjusted for all non-cash income or expense items that are reflected in our Condensed Consolidated Statements of Cash Flows.

We compensate for these limitations by using our non-GAAP financial measures along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See reconciliation of our non-GAAP financial measures to their most comparable U.S. GAAP measures. Additionally, our U.S. GAAP-based measures can be found in the unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q.

For financial outlook information, the Company is not providing a quantitative reconciliation of adjusted revenue to the most directly comparable GAAP measure because the GAAP measure cannot be reliably estimated and the reconciliation cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements in this document that are not historical or current facts are forward-looking statements. These forward-looking statements reflect our views with respect to future events as of the date of this document. All such forward-looking statements are subject to risks and uncertainties, including, but not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, any of which could cause future events or results to be materially different from those stated or implied in this document. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies, Inc. (NYSE: RKT) is a Detroit-based homeownership platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Rocket Close, Rocket Money and Rocket Loans.

With insights from more than 160 million calls with clients each year, more than 30 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled homeownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 23 times – the most of any mortgage lender.

For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocket.com
(313) 769-2058

Media Contact:
Aaron Emerson
aaronemerson@rocket.com
(313) 373-3035